Exhibit 99.2

                 CONVERSION SERVICES INTERNATIONAL, INC. ANNOUNCES
                           COMPLETION OF NAME CHANGE AND
                           STOCK SYMBOL CHANGE TO "CSII"

East Hanover, New Jersey, February 2, 2004 -- Conversion Services International, Inc. (CSI -- The Center for Data Warehousing) ("CSI"), a developer and provider of management and business intelligence consulting and data warehousing services for Global 1000 and other businesses, announced today that, as a result of its merger into a wholly-owned subsidiary of LCS Group, Inc. (OTCBB: LCSI) on January 30, 2004, LCS Group's name has been formally changed to Conversion Services International, Inc. and, effective February 3, 2004, shares of CSI's common stock will cease trading under the symbol "LCSI" and will instead be listed on the OTC Bulletin Board under the symbol "CSII."

As part of the previously announced merger transaction with LCS Group, CSI clarified that as a condition to the consummation of that transaction, 100% of the outstanding stock of LCS Group's wholly-owned subsidiary, LCS Golf, Inc., was sold to a third party. As a result, none of LCS Golf's assets or liabilities were assumed by CSI in this transaction.

ABOUT CSI

CSI -- The Center for Data Warehousing is a leading provider of a new category of professional services that embraces IT management consulting, data warehousing, business intelligence consulting and e-Business solutions. CSI offers an array of products and services to help companies define, develop and implement the warehousing and strategic use of both enterprise-wide and specific categories of strategic data. CSI also offers services and solutions for both internal and external enterprise reporting. CSI's current customers include Verizon Wireless, Morgan Stanley, Pfizer, Goldman Sachs, Merck and Standard & Poor's.

NOTE ON FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements relating to the business, operations and strategies of CSI that are based on current expectations, estimates and projections. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made, and CSI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. CSI's actual results may differ from the forward-looking statements for many reasons, including: the business decisions of its clients regarding the use of its services; the timing of projects and their termination; the availability of talented professionals to provide CSI's services; the pace of technological change; the strength of CSI's joint marketing relationships and the actions of current or future competitors. In addition, these statements could be affected by domestic and international economic, political and other conditions such as terrorism or war.


Contact:    Mitchell Peipert, Vice President and Chief Financial Officer
            CSI
            973-560-9400 x 2088
            MPEIPERT@CSIWHQ.COM


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